Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 1, 2014 and September 5, 2014, in the Registration Statement (Form F-1) and related prospectus of Costamare Partners LP dated October 1, 2014, for the registration of its common units.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

October 1, 2014